EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 33-97398, 333-25643, and 333-98861) and on Forms S-8 (Nos. 333-20253, 333-90592, 333-89302, and 333-893000) of Redwood Trust, Inc. of our report dated March 4, 2004, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
March 4, 2004